Dresser-Rand Achieves Full Year Record Sales and Earnings before the Draft Spanish Regulation

Full Year Aftermarket Bookings at All-time High

HOUSTON, March 12, 2014 /PRNewswire/ --

Results Summary ($ in millions, except per share data):
	Fourth Quarter		Year
	(Unaudited)		(Unaudited)
	2013	2012	2013	2012
Total revenues	$827.0	$844.4	$3,032.6	$2,736.4
Income from operations	$86.9	$137.6	$321.0	$335.9
Interest expense, net	($11.4)	($12.3)	($46.9)	($60.2)
Other (expense) income, net	($9.5)	($0.8)	($16.6)	$0.0
Income before income taxes	$66.0	$124.5	$257.5	$275.7
Net income attributable to Dresser-Rand	$32.8	$80.2	$168.4	$179.0
Diluted EPS	$0.43	$1.05	$2.19	$2.35
Shares used to compute diluted EPS (000)	76,937	76,576	76,826	76,276
Other information:
Total bookings	$734.1	$725.2	$2,941.4	$3,162.8
Total backlog	$2,849.0	$2,946.0	$2,849.0	$2,946.0

Dresser-Rand Group Inc. ("Dresser-Rand" or the "Company") (NYSE: DRC), a global supplier of rotating equipment and aftermarket parts and services, reported net income of $32.8 million, or $0.43 per diluted share, for the fourth quarter 2013, which compares with net income of $80.2 million, or $1.05 per diluted share, for the fourth quarter 2012. Net income was $168.4 million, or $2.19 per diluted share, for 2013. This compares with net income of $179.0 million, or $2.35 per diluted share, for 2012. Under U.S. GAAP, the Company was required to record the impact of the previously disclosed draft Spanish regulation, which resulted in reduced operating income and diluted earnings per share by $62 million and $0.81, respectively, for the fourth quarter and full year 2013. As a result of this draft regulation being proposed, the Company has reduced 2013 operating income by (1) approximately $22 million for the proposed retroactive reduction of the tariffs and (2) approximately $40 million for asset impairments. The impact of the draft Spanish regulation solely affected the Company's aftermarket parts and services segment.

Vincent R. Volpe Jr., President and Chief Executive Officer of Dresser-Rand, said, "Our 2013 revenues of approximately $3 billion, and operating income of approximately $383 million before the impact of the draft Spanish regulation were both records and are consistent with the disclosure in the Company's February 17, 2014, news release. We are pleased with the achievement of record level aftermarket bookings in 2013, which were 5% higher than 2012, despite an approximately $23.7 million reduction in aftermarket bookings in 2013 that resulted from the proposed Spanish regulation. While new unit bookings for 2013 were affected largely by project delays during the course of the year, especially in the upstream part of the business, we had a strong level of bookings in the fourth quarter. Our fourth quarter new unit bookings totaled approximately $450 million before we de-booked the previously disclosed Kaggio solar park transaction of approximately $37 million and recorded a scope adjustment with regards to the Apex CAES contract.

"We are also excited about record performance achieved in the fourth quarter on a pro forma basis. Sales of $851 million, operating income of $149 million, and operating margins of 17.5% were records when adjusted for the impact of the draft Spanish regulation.

"Our progress in operational excellence is also evident in our safety record. Safety is a critical, core value for us and improvements continued in 2013. Our total recordable incident rate was 0.38, which improved 8% compared to 2012. We are especially proud of being selected this past year as one of America's Safest Companies by EHS Today Magazine and winning the 2013 Southwest Oil & Gas Award for Health & Safety Excellence, reaffirming our commitment to safety.

"We believe industry fundamentals support continued investment by our clients in energy infrastructure. We have made key investments in technologies and strategic infrastructure. We continue to drive operational excellence initiatives, especially around cycle time reduction. We believe that our unwavering commitment to our strategy will allow for continued growth beyond 2014."

Impact of Draft Spanish Regulation

The Company's energy assets in Spain previously operated under the Electrical Special Regime tariffs. The Spanish government published a draft regulation that reflects a reduction in the tariffs of approximately 37%, which, if enacted, would be retroactive to July 2013.

The Company has suspended operations at its six pig manure treatment facilities ("energy assets") in Spain as a result of the potential implementation of this Spanish regulation. However, discussions with the Spanish government are ongoing.

The Company noted that because the draft Spanish regulation has not yet been adopted, there is a possibility that plant operations may resume.

Discussion of Results:

Total revenues for the fourth quarter 2013 of $827.0 million decreased $17.4 million, or 2.1%, compared with $844.4 million for the fourth quarter 2012, principally from the retroactive reduction of the tariffs in the draft Spanish regulation. Total revenues for 2013 of $3,032.6 million increased $296.0 million, or 10.8%, compared with revenues of $2,736.4 million for 2012 due to strong new unit bookings in 2012 and aftermarket growth in most geographic regions.

Operating income for the fourth quarter 2013 was $86.9 million. This compares to operating income of $137.6 million for the fourth quarter 2012. Fourth quarter 2013 operating income decreased from the same period in 2012 principally as a result of the impact of the draft Spanish regulation ($62 million).

As a percentage of revenues, operating income for the fourth quarter 2013 was 10.5% compared to 16.3% for the corresponding period in 2012. The decrease is primarily attributable to the impact of the draft Spanish regulation (260 basis points), partially offset by improved operating leverage on fixed costs from higher volumes.

Operating income for 2013 of $321.0 million decreased $14.9 million, or 4.4%, compared with $335.9 million for 2012. Operating income decreased year-over-year due to the impact of the draft Spanish regulation, partially offset by higher volume ($62 million).

As a percentage of revenues, operating income for 2013 was 10.6% compared to 12.3% for 2012 principally due to the impact of the draft Spanish regulation (70 basis points).

Net income for the fourth quarter 2013 was $32.8 million. Fourth quarter 2013 net income decreased $47.4 million, or 59%, compared to $80.2 million for the corresponding period in 2012. Net income for 2013 was $168.4 million. Net income for 2013 decreased $10.6 million, or 5.9%, compared to $179.0 million for 2012. These decreases are principally due to the impact of the draft Spanish regulation ($62 million) and foreign exchange ($14.4 million), partially offset by lower interest ($13.3 million) and income tax expense ($4.6 million) in 2013.

The effective tax rate for the fourth quarter 2013 was 53.8% compared to 34.5% for the fourth quarter 2012. The draft Spanish regulation negatively impacted the effective tax rate for the fourth quarter 2013 by approximately 19.7 percentage points because the Company does not expect to realize a tax benefit from the losses associated with the energy assets.

The effective tax rate for 2013 was 34.2 % compared to 33.7% for 2012. Similar to the fourth quarter, the draft Spanish regulation negatively impacted the effective tax rate for 2013 by approximately 5.0 percentage points which was partially offset by the utilization of foreign tax credits.

Total bookings for the fourth quarter 2013 of $734.1 million were $8.9 million, or 1.2%, higher than the $725.2 million booked in the fourth quarter 2012. Total bookings for 2013 of $2,941.4 million were $221.4 million, or 7.0%, lower than the $3,162.8 million booked in 2012. Bookings for the fourth quarter and the year were lower by $23.7 million as a result of the draft Spanish regulation.

The backlog at the end of December 2013 of $2,849 million was 3.3% lower than the $2,946.0 million backlog at the end of December 2012.

New Units Segment

New unit revenues for the fourth quarter 2013 of $387.8 million decreased $11.2 million or 2.8% compared with $399.0 million for the fourth quarter 2012. New unit revenues for 2013 of $1,524.1 million increased $222.5 million, or 17.1%, compared with $1,301.6 million for 2012. Revenues increased principally as a result of the strong new unit bookings growth in 2012, partially offset by an estimated $9.2 million adverse translational impact of the stronger U.S. dollar on full year revenues.

New unit operating income for the fourth quarter 2013 of $52.4 million compares with operating income of $49.3 million for the fourth quarter 2012. This segment's operating margin was 13.5% for the fourth quarter 2013 compared with 12.4% for the fourth quarter 2012. The increase in operating margin from the corresponding period in 2012 was principally attributable to a more favorable mix within the segment.

New unit operating income was $140.3 million for 2013 compared to $117.9 million for 2012. The increase in this segment's operating income from 2012 was principally due to higher volumes. This segment's operating margin for 2013 was 9.2% compared with 9.1% for 2012. The benefits of operating leverage on fixed costs were substantially offset by a less favorable mix within the new units segment.

New unit bookings for the fourth quarter 2013 of $365.1 million compare to $363.3 million booked during the corresponding period in 2012. New unit bookings for 2013 of $1,331.3 million were $298.7 million lower than the bookings for 2012 of $1,630.0 million. The decrease in new unit bookings is largely due to (1) delays in major upstream projects by our end-user clients in an effort to address their escalating capital costs relating to those projects, (2) engineering resource constraints being experienced by our end-user clients and their third-party contractors, and (3) de-bookings of two projects totaling $85 million.

The new unit backlog at December 31, 2013, of $2,187.7 million was 7.7% lower than the $2,370.6 million backlog at December 31, 2012.

Aftermarket Parts and Services Segment

Aftermarket parts and services revenues for the fourth quarter 2013 of $439.2 million decreased $6.2 million, or 1.4%, compared with $445.4 million for the fourth quarter 2012. Aftermarket parts and services revenues for 2013 of $1,508.5 million increased $73.7 million, or 5.1%, compared with $1,434.8 million for 2012. The impact of the draft Spanish regulation reduced aftermarket parts and services revenues by approximately $23.7 million for both the fourth quarter and the year. Excluding this impact, revenues increased principally due to growth in most geographic regions partially offset by an estimated $19.3 million adverse translational impact of a stronger U.S. dollar on full year revenues.

Aftermarket operating income for fourth quarter 2013 of $61.5 million compares with $123.9 million for the fourth quarter 2012. This segment's operating margin for the fourth quarter 2013 of 14.0% compares with 27.8% for the fourth quarter 2012. The impact of the draft Spanish regulation reduced fourth quarter operating income as a percentage of revenues by approximately 12.7 percentage points.

Aftermarket operating income for 2013 of $295.7 million compares with $323.2 million for 2012. This segment's operating margin for 2013 of approximately 19.6% compares with 22.5% for 2012. The impact of the draft Spanish regulation reduced operating income as a percentage of revenues by approximately 3.7 percentage points.

Aftermarket bookings for the fourth quarter 2013 of $369.0 million were 2.0% higher than bookings for the corresponding period in 2012 of $361.9 million. Bookings for 2013 of $1,610.1 million were 5.0% higher than bookings for 2012 of $1,532.8 million. Aftermarket bookings for the fourth quarter and the year were lower by $23.7 million as a result of the draft Spanish regulation.

The aftermarket backlog at December 31, 2013, was $661.3 million and compared to a backlog of $575.4 million at December 31, 2012.

Liquidity and Capital Resources

As of December 31, 2013, the Company had cash and cash equivalents of $190.4 million and the ability to borrow $494.5 million under the $1,168.8 million revolving portion of its Senior Secured Credit Facility, as $85.5 million was used for outstanding letters of credit and $588.8 million of borrowings was outstanding. In addition to these letters of credit, $221.1 million of letters of credit and bank guarantees were outstanding at December 31, 2013, which were issued by banks offering uncommitted lines of credit.

In 2013, net cash used in operating activities was $66.8 million compared to net cash provided by operating activities of $92.8 million for 2012. The increase in net cash used by operating activities was principally due to an increase in internally measured working capital of approximately $316 million.

Net cash used in investing activities was $83.5 million for 2013, compared to $124.1 million for 2012. Cash used in investing activities in 2013 includes $82.6 million of capital expenditures. Cash used in investing activities in 2012 includes $73.3 million of capital expenditures, $48.8 million related to the acquisition of Synchrony, Inc. (net of cash acquired), and $12.0 million related to an additional capital investment in the non-controlling interest of Echogen.

Cash provided by financing activities was $232.3 million in 2013, compared to $27.2 million in 2012, principally due to net borrowings under the Company's revolving credit facility.

As of December 31, 2013, total debt was $1,287.0 million and total debt net of cash and cash equivalents was approximately $1,088.5 million. This compares to total debt of $1,050.8 and total debt net of cash and cash equivalents of $910.4 at December 31, 2012. The increase in debt and total debt net of cash and cash equivalents is the result of increases in net working capital.

Outlook

As a result of the suspension of the Company's energy assets, the Company has reduced its 2014 revenue and operating income guidance by $125 million and $15 million to revenues of $2.9 billion to $3.1 billion and operating income of $377 million to $396 million. This is consistent with the guidance issued at the time of the earnings pre-release where the previous operating income range of $392 million to $411 million was identified to have $15 million of operating income risk. As this risk has now been validated, the Company is now reflecting it in the current guidance with the understanding that favorable negotiations with the Spanish authorities could have a materially positive impact on 2014 income. The Company expects its 2014 fully diluted earnings per share to be in the range of $2.60 to $2.80. This reflects revenues that are expected to be approximately the same as 2013 levels. The Company also expects its full year bookings to be 5% to 10% higher compared to 2013.

Conference Call

The Company will discuss its fourth quarter 2013 results at its conference call on March 12, 2014, at 9:00 a.m. Eastern Time. You may access the live webcast presentation at www.dresser-rand.com. Participants may also join the conference call by dialing (877) 868-1831 in the U.S. and (914) 495-8595 from outside the U.S. five to ten minutes prior to the scheduled start time.

A replay of the webcast will be available from 12:00 noon Eastern Time on March 12, 2014, through 11:59 p.m. Eastern Time on March 19, 2014. You may access the webcast replay at www.dresser-rand.com. The replay of the conference can be accessed by dialing (855) 859-2056 in the U.S. and (404) 537-3406 from outside the U.S. The replay pass code is 4950004.

About Dresser-Rand

Dresser-Rand is among the largest suppliers of rotating equipment solutions to the worldwide oil, gas, petrochemical, and process industries. The Company operates manufacturing facilities in the United States, France, United Kingdom, Spain, Germany, Norway, and India, and maintains a network of 49 service and support centers (including 6 engineering and R&D centers) covering more than 150 countries.

This news release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, the Company's plans, objectives, goals, strategies, future events, future bookings, revenues, or performance, capital expenditures, financing needs, plans, or intentions relating to acquisitions, business trends, executive compensation, and other information that is not historical information. The words "anticipates", "believes", "expects", "intends", "appears", "outlook," and similar expressions identify such forward-looking statements. Although the Company believes that such statements are based on reasonable assumptions, these forward-looking statements are subject to numerous factors, risks, and uncertainties that could cause actual outcomes and results to be materially different from those projected. These factors, risks, and uncertainties include, among others, the following: economic or industry downturns; the variability of bookings due to volatile market conditions, subjectivity clients exercise in placing orders, and timing of large orders; volatility and disruption of the credit markets; its inability to generate cash and access capital on reasonable terms and conditions; its inability to implement its business strategy; its ability to comply with local content requirements; delivery delays by third party suppliers; cost overruns and fixed-price contracts; its ability to implement potential tax strategies; competition in its markets; failure to complete or achieve the expected benefits from any acquisitions, joint ventures or strategic investments; economic, political, currency and other risks associated with international sales and operations; fluctuations in currencies and volatility in exchange rates; loss of senior management; environmental compliance costs and liabilities; failure to maintain safety performance acceptable to its clients; failure to negotiate new collective bargaining agreements; a failure or breach of our information system security; unexpected product claims and regulations; infringement on its intellectual property or infringement on others' intellectual property; its pension expenses and funding requirements; difficulty in implementing an information management system; and the Company's brand name may be confused with others. These and other risks are discussed in detail in the Company's filings with the Securities and Exchange Commission at www.sec.gov. Actual results, performance, or achievements could differ materially from those expressed in, or implied by, the forward-looking statements. The Company can give no assurances that any of the events anticipated by the forward-looking statements will occur or, if any of them does, what impact they will have on results of operations and financial condition. The Company undertakes no obligation to update or revise forward-looking statements, which may be made to reflect events or circumstances that arise after the date made or to reflect the occurrence of unanticipated events, except as required by applicable law. For information about Dresser-Rand, go to its website at www.dresser-rand.com.

DRC-FIN

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF INCOME
($ in millions, except per share amounts)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)

Net sales of products	$ 627.4	$ 612.7	$ 2,219.8	$ 1,925.1
Net sales of services	199.6	231.7	812.8	811.3
Total revenues	827.0	844.4	3,032.6	2,736.4
Cost of products sold	442.0	440.0	1,664.0	1,429.1
Cost of services sold	152.7	155.6	583.3	575.2
Total cost of sales	594.7	595.6	2,247.3	2,004.3
Gross profit	232.3	248.8	785.3	732.1
Selling and administrative expenses	97.8	98.4	385.5	365.8
Research and development expenses	7.6	12.8	38.8	30.4
Fixed asset impairment of cogeneration facilities	40.0	-	40.0	-
Income from operations	86.9	137.6	321.0	335.9
Interest expense, net	(11.4)	(12.3)	(46.9)	(60.2)
Other expense, net	(9.5)	(0.8)	(16.6)	-
Income before income taxes	66.0	124.5	257.5	275.7
Provision for income taxes	35.5	43.0	88.2	92.8
Net income	30.5	81.5	169.3	182.9
Net loss (income) attributable to noncontrolling interest	2.3	(1.3)	(0.9)	(3.9)
Net income attributable to Dresser-Rand	$ 32.8	$ 80.2	$ 168.4	$ 179.0
Net income attributable to Dresser-Rand per share
Basic	$ 0.43	$ 1.06	$ 2.21	$ 2.37
Diluted	$ 0.43	$ 1.05	$ 2.19	$ 2.35
Weighted average shares outstanding - (in thousands)
Basic	76,277	75,566	76,139	75,487
Diluted	76,937	76,576	76,826	76,276

DRESSER-RAND GROUP INC.
CONSOLIDATED SEGMENT DATA
($ in millions)

	Three months ended December 31,		Year ended December 31,
	2013	2012	2013	2012
	(Unaudited)		(Unaudited)
Revenues
New units	$ 387.8	$ 399.0	$ 1,524.1	$ 1,301.6
Aftermarket parts and services	439.2	445.4	1,508.5	1,434.8
Total revenues	$ 827.0	$ 844.4	$ 3,032.6	$ 2,736.4
Gross profit
New units	$ 84.6	$ 74.5	$ 250.3	$ 215.9
Aftermarket parts and services	147.7	174.3	535.0	516.2
Total gross profit	$ 232.3	$ 248.8	$ 785.3	$ 732.1
Income from operations
New units	$ 52.4	$ 49.3	$ 140.3	$ 117.9
Aftermarket parts and services	61.5	123.9	295.7	323.2
Unallocable	(27.0)	(35.6)	(115.0)	(105.2)
Total income from operations	$ 86.9	$ 137.6	$ 321.0	$ 335.9
Bookings
New units	$ 365.1	$ 363.3	$ 1,331.3	$ 1,630.0
Aftermarket parts and services	369.0	361.9	1,610.1	1,532.8
Total bookings	$ 734.1	$ 725.2	$ 2,941.4	$ 3,162.8
Backlog - ending
New units	$ 2,187.7	$ 2,370.6	$ 2,187.7	$ 2,370.6
Aftermarket parts and services	661.3	575.4	661.3	575.4
Total backlog	$ 2,849.0	$ 2,946.0	$ 2,849.0	$ 2,946.0

DRESSER-RAND GROUP INC.
CONSOLIDATED BALANCE SHEET
($ in millions)

	December 31,	December 31,
	2013	2012
	(Unaudited)
Assets
Current assets
Cash and cash equivalents	$ 190.4	$ 122.8
Restricted cash	8.1	17.6
Accounts receivable, less allowance for losses of $9.1 at 2013 and $9.6 at 2012	727.4	565.9
Inventories, net	716.0	552.5
Prepaid expenses and other	68.8	66.7
Deferred income taxes, net	25.2	30.5
Total current assets	1,735.9	1,356.0
Property, plant and equipment, net	472.3	466.9
Goodwill	927.6	911.3
Intangible assets, net	479.0	506.9
Deferred income taxes	11.8	14.9
Other assets	111.2	98.0
Total assets	$ 3,737.8	$ 3,354.0

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and accruals	$ 729.1	$ 600.4
Customer advance payments	164.5	282.3
Accrued income taxes payable	36.1	44.4
Short-term borrowings and current portion of long-term debt	40.1	35.9
Total current liabilities	969.8	963.0
Deferred income taxes	55.4	35.8
Postemployment and other employee benefit liabilities	74.0	142.8
Long-term debt	1,246.9	1,014.9
Other noncurrent liabilities	90.3	102.6
Total liabilities	2,436.4	2,259.1
Stockholders' equity
Common stock, $0.01 par value, 250,000,000 shares authorized;
and 76,293,924 and 75,675,854 shares issued and outstanding at
December 31, 2013, and December 31, 2012, respectively	0.8	0.8
Additional paid-in capital	162.4	140.5
Retained earnings	1,253.0	1,084.6
Accumulated other comprehensive loss	(118.8)	(134.7)
Total Dresser-Rand stockholders' equity	1,297.4	1,091.2
Noncontrolling interest	4.0	3.7
Total stockholders' equity	1,301.4	1,094.9
Total liabilities and stockholders' equity	$ 3,737.8	$ 3,354.0

DRESSER-RAND GROUP INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
($ in millions)

	Year ended December 31,
	2013	2012
	(Unaudited)
Cash flows from operating activities
Net income	$ 169.3	$ 182.9
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	92.3	85.5
Deferred income taxes	3.8	8.6
Stock-based compensation	25.9	28.4
Excess tax benefits from stock-based compensation	(6.8)	(4.1)
Amortization of debt financing costs	3.4	3.9
Provision for losses on inventory	2.2	3.1
Fixed asset impairment of cogeneration facilities	40.0	-
Loss on sale of property, plant and equipment	0.6	3.6
Loss from equity investments	5.6	2.1
Changes in working capital and other, net of acquisitions
Accounts receivable, net	(164.6)	(85.0)
Inventories	(162.3)	(140.9)
Prepaid expenses and other	(5.2)	0.4
Accounts payable and accruals	116.4	(7.8)
Customer advances	(123.0)	3.8
Taxes payable	(16.0)	21.5
Pension and other post-retirement benefits	(12.8)	16.4
Other	(35.6)	(29.6)
Net cash (used in) provided by operating activities	(66.8)	92.8
Cash flows from investing activities
Capital expenditures	(82.6)	(73.3)
Proceeds from sales of property, plant and equipment	2.4	0.9
Acquisitions, net of cash acquired	-	(48.8)
Other investments	(13.4)	(15.3)
Decrease in restricted cash balances	10.1	12.4
Net cash used in investing activities	(83.5)	(124.1)
Cash flows from financing activities
Proceeds from exercise of stock options	4.1	2.8
Proceeds from borrowings	2,303.1	717.9
Excess tax benefits from stock-based compensation	6.8	4.1
Repayments of borrowings	(2,075.1)	(697.1)
Repurchase of common stock	(1.5)	-
Payments for debt financing costs	(5.1)	(0.5)
Net cash provided by financing activities	232.3	27.2
Effect of exchange rate changes on cash and cash equivalents	(14.4)	(1.3)
Net increase (decrease) in cash and cash equivalents	67.6	(5.4)
Cash and cash equivalents, beginning of period	122.8	128.2
Cash and cash equivalents, end of period	$ 190.4	$ 122.8

DRESSER-RAND GROUP INC.
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited)
Net Debt:

	December 31,	December 31,
	2013	2012
	($ in millions)
Components of net debt
Cash, cash equivalents and restricted cash	$ 198.5	$ 140.4
Short-term borrowings and current portion of long-term debt	(40.1)	(35.9)
Long-term debt	(1,246.9)	(1,014.9)
Net debt	$ (1,088.5)	$ (910.4)

Net debt is defined as total debt minus cash and cash equivalents.  The Company's management views net debt, a non-GAAP financial measure, to be a useful measure of a company's ability to reduce debt, add to cash balances, pay dividends, repurchase stock, and fund investing and financing activities.

Revenues excluding the impact
of the Draft Spanish Regulation
(S in millions)

	Three Months Ended	Year Ended
	December 31, 2013	December 31, 2013
(Unaudited)
Revenues	$ 827.0	$ 3,032.6
Reduction of tariffs in draft Spanish regulation	23.7	23.7

Revenues before the impact of the Draft Spanish regulation	$ 850.7	$ 3,056.3

Operating Income excluding the impact
of the Draft Spanish Regulation
(S in millions)

	Three Months Ended December 31,		Year Ended December 31,
		As a Percentage		As a Percentage
	2013	of Sales	2013	of Sales
	(Unaudited)
Operating income	$ 86.9	10.5%	$ 321.0	10.6%
Reduction of tariffs in Draft Spanish Regulation	22.0		22.0
Fixed asset impairment charge	40.0		40.0

Operating income before the impact of the
Draft Spanish Regulation	$ 148.9	17.5%	$ 383.0	12.5%

Internally Managed Working Capital
($ in millions)

			Change in
			Internally
	December 31,	December 31,	Managed
	2013	2012	Working Capital
	(Unaudited)
Accounts Receivable, Net	$ 727.4	$ 565.9
Inventories, Gross	1,179.3	970.3
Less Progress Payments	(463.3)	(417.8)
Inventories, Net	716.0	552.5
Prepaid Expenses	68.8	66.7
Accounts Payable and Accruals	(729.1)	(600.4)
Customer Advances	(164.5)	(282.3)

Net Working Capital	$ 618.6	$ 302.4	$ 316.2

CONTACT: Investor Contact: Blaise Derrico, Vice-President Investor Relations (713) 973-5497